Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fotoball USA, Inc. 1998 Stock Option Plan of our report dated February 20, 2003, except for Note 7 and Note 16 as to which the date is March 26, 2003, with respect to the consolidated financial statements and schedule of K2 Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

February 2, 2004